EX-99.B(p)ascode
                                    CODE OF ETHICS
                    Waddell & Reed Financial, Inc.
                    Waddell & Reed, Inc.
        Waddell & Reed Investment Management Company
               Austin, Calvert & Flavin, Inc.
          Fiduciary Trust Company of New Hampshire
                United Group of Mutual Funds
                 Waddell & Reed Funds, Inc.
                 Target/United Funds, Inc.

                                              As Revised:  February 9, 2000
           Preface
   Rule 17j-1 of the Investment Company Act of 1940 (the "Act")
requires registered investment companies and their
investment advisers and principal underwriters to adopt
codes of ethics and certain other requirements to prevent
fraudulent, deceptive and manipulative practices.  Each
investment company in the United Group of Mutual Funds,
Waddell & Reed Funds, Inc. and Target/United Funds, Inc.
(each a "Fund," and collectively the "Funds") is registered
as an open-end management investment company under the Act.
Waddell & Reed, Inc. ("W&R") is the principal underwriter of each of the Funds.  Waddell & Reed Investment Management
Company ("WRIMCO") is the investment adviser of the Funds
and may also serve as investment adviser to institutional
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     clients other than the Funds.  Austin, Calvert & Flavin,
Inc. ("ACF") is a subsidiary of WRIMCO and serves as
investment adviser to individuals and institutional clients
other than the Funds.  Fiduciary Trust Company of New
Hampshire (_FTC_), is a trust company and a subsidiary of
W&R; Waddell & Reed Financial, Inc. (_WDR_) is the public
holding company.  Except as otherwise specified herein, this
Code applies to all employees, officers and directors of
W&R, WRIMCO, ACF and the Funds, (collectively, the
_Companies_).
  This Code of Ethics (the _Code_) is based on the principle that the officers, directors and employees of the Companies
have a fiduciary duty to place the interests of their
respective advisory clients first, to conduct all personal
securities transactions consistently with this Code and in
such a manner as to avoid any actual or potential conflict
of interest or any abuse of their position of trust and
responsibility, and to conduct their personal securities
transactions in a manner which does not interfere with the
portfolio transactions of any advisory client or otherwise
take unfair advantage of their relationship to any advisory
client.  Persons covered by this Code must adhere to this
general principle as well as comply with the specific
provisions of this Code.  Technical compliance with this
Code will not insulate from scrutiny trades which indicate
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     an abuse of an individual's fiduciary duties to any advisory client.
  This Code has been approved, and any material change to it must be approved, by each Fund's board of directors,
including a majority of the Fund's Disinterested directors.
 Definitions
   "Access Person" means (i) any employee, director, officer or general partner of a Fund, WRIMCO or ACF, (ii) any director
or officer of W&R, FTC or WDR or any employee of any company in a control relationship to the Companies who, in the
ordinary course of his or her business, makes, participates
in or obtains information regarding the purchase or sale of
securities for an advisory client or whose principal
function or duties relate to the making of any
recommendation to an advisory client regarding the purchase
or sale of securities and (iii) any natural person in a
control relationship to the Companies who obtains
information concerning recommendations made to an advisory
client with regard to the purchase or sale of a security.  A natural person in a control relationship or an employee of a company in a control relationship does not become an "Access
Person" simply by virtue of the following:  normally
assisting in the preparation of public reports, but not
receiving information about current recommendations or
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     trading; or a single instance of obtaining knowledge of
current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.  The Legal
Department, in cooperation with department heads, is
responsible for determining who are Access Persons.
  "Advisory Client" means any client (including both
investment companies and managed accounts) for which WRIMCO
or ACF serves as an investment adviser, renders investment
advice or makes investment decisions.
  A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given
to the trading room, or prior thereto when, in the opinion
of the portfolio manager or division head, a decision,
whether or not conditional, has been made (even though not
yet implemented) to make the purchase or sale, or when the
decision-making process has reached a point where such a
decision is imminent.
  "Beneficial Ownership" shall be interpreted in the same
manner as it would be under Rule 16a-1(a)(2) under the
Securities Exchange Act of 1934 in determining whether a
person is the beneficial owner of a security for purposes of
Section 16 of the Securities Exchange Act of 1934.  (See
Appendix A for a more complete description.)
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     "Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the Act.
  "De Minimis Transaction" means a transaction in an equity
security (or an equivalent security) which is equal to or
less than 300 shares, or is a fixed-income security (or an
equivalent security) which is equal to or less than $15,000
principal amount.  Purchases and sales, as the case may be,
in the same security or an equivalent security within 30
days will be aggregated for purposes of determining if the
transaction meets the definition of a De Minimis
Transaction.
  "Disinterested Director" means a director who is not an
"interested person" within the meaning of Section 2(a)(19)
of the Act.
  "Equivalent Security" means any security issued by the same entity as the issuer of a subject security, including
options, rights, warrants, preferred stock, restricted
stock, phantom stock, bonds and other obligations of that
company, or security convertible into another security.
  "Immediate Family" of an individual means any of the
following persons who reside in the same household as the
individual:
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          child               grandparent         son-in-law
     stepchild            spouse             daughter-in-law
     grandchild          sibling             brother-in-law
     parent              mother-in-law       sister-in-law
     stepparent          father-in-law
  Immediate Family includes adoptive relationships and any
other relationship (whether or not recognized by law) which
the Legal Department determines could lead to possible
conflicts of interest, diversions of corporate opportunity,
or appearances of impropriety which this Code is intended to prevent.
  "Investment Personnel" means those employees who provide
information and advice to a portfolio manager or who help
execute the portfolio manager's decisions.
  "Large Cap Transaction" means a purchase or sale of
securities issued by (or equivalent securities with respect
to) companies with market capitalization of at least $2.5
billion.
  _Non-Affiliated Director_ is a Director that is not an
affiliated person of W&R.
                                       7

     "Portfolio Manager" means those employees entrusted with the direct responsibility and authority to make investment decisions affecting an Advisory Client.
  "Purchase or sale of a security" includes, without
limitation, the writing, purchase or exercise of an option
to purchase or sell a security, conversions of convertible securities and short sales.
  "Security" shall have the meaning set forth in Section
2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities
issued by the Government of the United States, short-term
debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers'
acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including
repurchase agreements, and such other money market
instruments as are designated by the boards of directors of
the Companies.
  Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited
under this Code), but the purchase and sale of such
instruments are nevertheless subject to the reporting
requirements of this Code.
                                 8

       "Security held or to be acquired" by an Advisory Client
means (a) any security which, within the most recent 15
days, (i) is or has been held by an Advisory Client or (ii)
is being or has been considered for purchase by an Advisory
Client, and (b) any option to purchase or sell, and any
security convertible into or exchangeable into, a security
described in the preceding clause (a).
                                                                       9

    Pre-Clearance Requirements
   Except as otherwise specified in this Code, all Access Persons, except a Non-Affiliated Director or a member of his or her Immediate Family, shall clear in advance through the Legal Department any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership; provided, however, that an Access Person shall not be required to clear transactions effected for or securities held in any account over which such Access Person does not have any direct or indirect influence or control. The Legal Department shall retain written records of such clearance requests. For accounts affiliated with Waddell & Reed, Inc. or any of its affiliates or related companies ("affiliated accounts"), WRIMCO must clear in advance purchases of equity securities in initial public offerings only.
  Except as otherwise provided in Section 5, the Legal Department will not grant clearance for any purchase by an Access Person if the Security is currently being considered for purchase or being purchased by any Advisory Client or for sale by an Access Person if currently being considered for sale or being sold by any Advisory Client. If the Security proposed to be purchased or sold by the Access Person is an option, clearance will not be granted if the
                                 10

     securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.  The Legal
Department will not grant clearance for any purchase by an affiliated account of any security in an initial public offering if an Advisory Client is considering the purchase
or has submitted an indication of interest in purchasing
shares in such initial public offering.  For all other
purchases and sales of securities for affiliated accounts,
no clearance is necessary, but such transactions are subject to WRIMCO's Procedures for Aggregation of Orders for
Advisory Clients, as amended from time to time.
  The Legal Department may refuse to preclear a transaction if it deems the transaction to involve a conflict of interest,
possible diversion of corporate opportunity, or an
appearance of impropriety.
  Clearance is effective, unless earlier revoked, until the
earlier of (1) the close of business on the fifth trading
day, beginning on and including the day on which such
clearance was granted, or (2) such time as the Access Person learns that the information provided to the Legal Department in such Access Person's request for clearance is not
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     accurate.  If an Access Person places an order for a
transaction within the five trading days but such order is
not executed within the five trading days (e.g., a limit
order), clearance need not be reobtained unless the person
who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person
has knowledge that a Security to which the clearance relates is being considered for purchase or sale by an Advisory
Client.
 Exempted Transactions
   The pre-clearance requirements in Section 3 and the
prohibited actions and transactions in Section 5 of this
Code shall not apply to:
  (a)  Purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Client.
  (b)  Purchases which are part of an automatic dividend
     reinvestment plan.
  (c)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its
      securities, to the extent such rights were acquired
     from such issuer, and sales of such rights so acquired.
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       (d)  Transactions in securities of WDR; however, individuals subject to the Insider Trading Policy remain subject to
     such policy.  (See Appendix B).
  (e)  Purchases or sales by a Non-Affiliated Director or a
     member of his or her Immediate Family.
 Prohibited Actions and Transactions
   Clearance will not be granted under Section 3 hereof with
respect to the following prohibited actions and
transactions.  Engaging in any such actions or transactions
by Access Persons will result in sanctions, including, but
not limited to, the sanctions expressly provided for in this
Section.
  (a)  Except with respect to Large Cap Transactions,
     Investment Personnel and Portfolio Managers shall not
     acquire any security for any account in which such
     Investment Personnel or Portfolio Manager has a
     beneficial interest, excluding the Funds, in an initial
     public offering of that security.
  (b)  Except with respect to Large Cap Transactions, Access
     Persons shall not execute a securities transaction on a
     day during which an Advisory Client has a pending buy
                                 13

          or sell order in that same security or an equivalent security until that order is executed or withdrawn. An Access Person shall disgorge any profits realized on trades within such period.
  (c) Except for De Minimis Transactions and Large Cap Transactions, a Portfolio Manager shall not buy or sell a Security within seven (7) trading days before or
     after an Advisory Client that the Portfolio Manager manages trades in that Security or an equivalent security. A Portfolio Manager shall disgorge any profits realized on such trades within such period.
  (d) Except for De Minimis Transactions and Large Cap Transactions, Investment Personnel and Portfolio
     Managers shall not profit in the purchase or sale, or sale and purchase, of the same (or equivalent)
     securities within sixty (60) calendar days. The Legal Department will review all such short-term trading by Investment Personnel and Portfolio Managers and may, in its sole discretion, allow exceptions when it has determined that an exception would be equitable and that no abuse is involved. Investment Personnel and Portfolio Managers profiting from a transaction shall disgorge any profits realized on such transaction.
     This section shall not apply to options on securities
                                   14

          used for hedging purposes for securities held longer than sixty (60) days.
  (e) Investment Personnel and Portfolio Managers shall not accept from any person or entity that does or proposes to do business with or on behalf of an Advisory Client
     a gift or other thing of more than de minimis value or
     any other form of advantage.  The solicitation or
     giving of such gifts by Investment Personnel and
     Portfolio Managers is also prohibited. For purposes of this subparagraph, "de minimis" means $75 or less if received in the ordinary course of business.
  (f) Investment Personnel and Portfolio Managers shall not serve on the board of directors of publicly traded companies, absent prior authorization from the Legal Department. The Legal Department will grant authorization only if it is determined that the board service would be consistent with the interests of any Advisory Client. In the event board service is authorized, such individuals serving as directors shall
     be isolated from those making investment decisions
     through procedures designed to safeguard against
     potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.
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     (g)  Except with respect to Large Cap Transactions,
     Investment Personnel and Portfolio Managers shall not acquire a security in a private placement, absent prior authorization from the Legal Department. The Legal Department will not grant clearance for the acquisition of a security in a private placement if it is
     determined that the investment opportunity should be reserved for an Advisory Client or that the opportunity to acquire the security is being offered to the
     individual requesting clearance by virtue of such individual's position with the Companies. An individual who has been granted clearance to acquire securities in a private placement shall disclose such investment when participating in an Advisory Client's subsequent consideration of an investment in the issuer. A subsequent decision by an Advisory Client to purchase such a security shall be subject to independent review by Investment Personnel with no
     personal interest in the issuer.
  (h) An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.
  (i) An Access Person shall not execute a securities transaction which is intended to result in market manipulation, including but not limited to, a
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          transaction intended to raise, lower, or maintain the
     price of any security or to create a false
     appearance(s) of active trading.
  (j)  Except with respect to Large Cap Transactions, an
     Access Person shall not execute a securities
     transaction involving the purchase or sale of a
     security at a time when such Access Person intends, or knows of another's intention, to purchase or sell that security (or an equivalent security) on behalf of an Advisory Client. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or
     the opposite (a purchase and sale) direction as the transaction of the Advisory Client.
  (k)  An Access Person shall not cause or attempt to cause
     any Advisory Client to purchase, sell, or hold any
     security in a manner calculated to create any personal benefit to such Access Person or his or her Immediate Family. If an Access Person or his or her Immediate
     Family stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or in which the Access Person is participating, the Access Person shall disclose to the persons with authority to make investment decisions for the Advisory Client, any beneficial interest that the Access Person or his or her Immediate Family has in
                                 17

          such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her Immediate Family or result in the appearance of impropriety.
 Reporting by Access Persons
   (a) Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall require a broker-dealer or bank effecting a transaction in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security to timely send duplicate copies of each confirmation for each securities transaction and periodic account statement
     for each brokerage account in which such Access Person
     has a beneficial interest to Waddell & Reed, Inc.,
     Attention: Legal Department.
  (b) Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall report to the Legal Department no later than 10 days after the end of each calendar quarter the information described below with respect to transactions during the quarter in any security in which such Access Person has, or by reason of such transaction acquired, any direct or
                                 18

          indirect Beneficial Ownership in the security and with respect to any account established by the Access Person in which securities were held during the quarter for
     the direct or indirect benefit of the Access Person; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for or securities held in any account over which such Access Person does not have any direct or indirect influence or control:
       (i)  The date of the transaction, the name, the
          interest rate and maturity date (if applicable),
          the number of shares and the principal amount of
          the security;
       (ii) The nature of the transaction (i.e., purchase,
          sale or any other type of acquisition or
          disposition);
       (iii)     The price at which the transaction was
          effected;
       (iv) The name of the broker, dealer or bank with or through whom the transaction was effected and, with respect to an account described above in this paragraph, with whom the Access Person established the account;
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            (v)  The date the account was established; and
       (vi) The date the report is submitted.
  (c) Upon commencement of employment, or, if later, at the time he or she becomes an Access Person each such
     Access Person, except a Non-Affiliated Director or a
     member of his or her Immediate Family, shall provide
     the Legal Department with a report that discloses:
       (i) The name, number of shares and principal amount of each security in which the Access Person had any direct or indirect Beneficial Ownership when he or she became an Access Person;
       (ii) The name of any broker, dealer or bank with which the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the date he or she became an Access Person; and
       (iii)     The date of the report.
       Annually thereafter, each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall provide the Legal Department with a
                                 20

          report that discloses the following information (current as of a date no more than 30 days before the report is submitted):
       (i) The name, number of shares and principal amount of each security in which the Access Person had any direct or indirect Beneficial Ownership;
       (ii) The name of any broker, dealer or bank with which the Access Person maintains an account in which securities were held for the direct or indirect benefit of the Access Person; and
       (iii)     The date the report is submitted.
       However, an Access Person shall not be required to make a report with respect to securities held in any account over which such Access Person does not have any direct or indirect influence or control.
      In addition, each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall annually certify in writing that all transactions in any security in which such Access
     Person has, or by reason of such transaction has acquired, any direct or indirect Beneficial Ownership have been reported to the Legal Department. If an
                                  21

          Access Person had no transactions during the year, such Access Person shall so advise the Legal Department.
  (d) A Non-Affiliated Director or a member of his or her Immediate Family need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of
     fulfilling his or her official duties as a director,
     should have known that, during the 15-day period
     immediately preceding the date of the transaction by
     the director, such security was purchased or sold by an Advisory Client or was being considered for purchase or sale by an Advisory Client.
  (e)  In connection with a report, recommendation or decision of an Access Person to purchase or sell a security, the Companies may, in their discretion, require such Access Person to disclose his or her direct or indirect
     Beneficial Ownership of such security.  Any such report
     may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect
     Beneficial Ownership in the security to which the
     report relates.
  (f)  The Legal Department shall identify all Access Persons who are required to make reports under this section and
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          shall notify those persons of their reporting
     obligations hereunder.  The Legal Department shall
     review, or determine other appropriate personnel to
     review, the reports submitted under this section.
 Reports to Board
   At least annually, each Fund, WRIMCO and W&R shall provide the Fund's board of directors, and the board of directors
shall consider, a written report that:
  (a)Describes any issues arising under this Code or the
   related procedures instituted to prevent violation of
   this Code since the last report to the board of
   directors, including, but not limited to, information
   about material violations of this Code or such
   procedures and sanctions imposed in response to such
   violations; and
  (b)Certifies that the Fund, WRIMCO and W&R, as applicable, has adopted procedures reasonably necessary to prevent
   Access Persons from violating this Code.
     In addition to the written report otherwise required by
   this section, all material violations of this Code and
   any sanctions imposed with respect thereto shall be periodically reported to the board of directors of the
                                 23

        Fund with respect to whose securities the violation
   occurred.
 Confidentiality of Transactions and Information
   Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by an Advisory Client, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of an Advisory Client and shall not disclose any such confidential information without prior consent from the Legal Department. Notwithstanding the foregoing, with respect to a Fund, the holdings of the Fund shall not be considered confidential after such holdings by the Fund have been disclosed in a
public report to shareholders or to the Securities and
Exchange Commission.
  Access Persons shall not disclose any such confidential information to any person except those employees and directors who need such information to carry out the duties
of their position with the Companies.
 Sanctions
   Upon discovering a violation of this Code, the Companies may impose such sanctions as it deems appropriate, including,
                                 24

     without limitation, a letter of censure or suspension or
termination of the employment of the violator.
      Certification of Compliance
   Each Access Person, except a Non-Affiliated Director and
members of his or her Immediate Family, shall annually
certify that he or she has read and understands this Code
and recognizes that he or she is subject hereto.
                                                                     25

                  Appendix A to the Code of Ethics
                   "Beneficial Ownership"
  For purposes of this Code, "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934. In general, a "beneficial owner" of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares any direct or indirect pecuniary interest in the security. The Companies will interpret Beneficial Ownership in a broad sense.
  The existence of Beneficial Ownership is clear in certain situations, such as: securities held in street name by brokers for an Access Person's account, bearer securities held by an Access Person, securities held by custodians, pledged securities, and securities held by relatives or others for an Access Person. An Access Person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's Immediate Family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.
                                  26

       An Access Person is deemed to have Beneficial Ownership of securities owned by a trust of which the Access Person is the settlor, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or administrator, legatee or beneficiary, securities owned by a partnership of which the Access Person is a partner, and securities of a corporation of which the Access Person is a director, officer or shareholder.
  An Access Person must comply with the provisions of this
Code with respect to all securities in which such Access
Person has a Beneficial Ownership.   If an Access Person is
in doubt as to whether she or he has a Beneficial Ownership interest in a security, the Access Person should report the ownership interest to the Legal Department. An Access
Person may disclaim Beneficial Ownership as to any security
on required reports.
                                                   27

                             APPENDIX B
             POLICY STATEMENT ON INSIDER TRADING
                      December 8, 1994
    I.   Prohibition on Insider Trading
       All employees, officers, directors and other persons associated with the Companies as a term of their employment or association are forbidden to misuse in violation of Federal securities laws or other applicable laws material nonpublic information.
       This prohibition covers transactions for one's own benefit and also for the benefit of or on behalf of others, including the investment companies in the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and Target/United Funds, Inc. (the "Funds") or other investment Advisory Clients. The prohibition also covers the unlawful dissemination of such information to others. Such conduct is frequently referred to as "insider trading". The policy of the Companies applies to every officer, director, employee and associated person of the Companies and extends to activities within and outside their duties at the Companies. The prohibition is in addition to the other policies and requirements under the Companies' Code of Ethics and other policies issued from time to time. It applies to transactions in any securities, including
                                  28

          publicly traded securities of affiliated companies (e.g., Waddell & Reed Financial, Inc. 1)
       This Policy Statement is intended to inform personnel of the issues so as to enable them to avoid taking action that may be unlawful or to seek clearance and guidance from the Legal Department when in doubt. It is not the purpose of this Policy Statement to give precise and definitive rules which will relate to every situation, but rather to furnish enough information so that subject persons may avoid unintentional violations and seek guidance when necessary.
       All employees, officers and directors of the Companies will be furnished with or have access to a copy of this Policy Statement. Any questions regarding the policies or procedures described herein should be referred to the Legal Department. To the extent that inquiry of employees reveals that this Policy Statement is not self-explanatory or is likely to be substantively misunderstood, appropriate personnel will conduct individual or group meetings from time to time to assure that policies and procedures described herein are understood.

1Reporting transactions in affiliated corporation securities is in addition to and does not replace the obligation of
certain senior officers to file reports with the Securities
and Exchange Commission.
                                 29

            The term "insider trading" is not defined in the Federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or
     to communications of material nonpublic information to others. In addition, there is no definitive and precise law as to what constitutes material nonpublic information or its unlawful use. The law in these areas has been developed through court decisions primarily interpreting basic anti-fraud provisions of the Federal securities laws. There is no statutory definition, only statutory sanctions and procedural requirements.
       While the law concerning insider trading is not static, it is generally understood that the law is as follows:
       (a) It is unlawful for any person, directly or indirectly, to purchase, sell or cause the purchase or sale of any security, either
          personally or on behalf of or for the benefit of others, while in the possession of material, nonpublic information relating thereto, if such person knows or recklessly disregards that such information has been obtained wrongfully, or that such purchase or sale would constitute a wrongful
                                 30

               use of such information.  The law relates to
          trading by an insider while in possession of
          material nonpublic information or trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in
          violation of an insider's duty to keep it
          confidential or was misappropriated.
       (b) It is unlawful for any person involved in any transaction which would violate the foregoing to communicate material nonpublic information to others (or initiate a chain of communication to others) who purchase or sell the subject security if such sale or purchase is reasonably
          foreseeable.
       The major elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions, you should consult the Legal Department.
      1. Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of the company in possession of
          nonpublic information.  In addition, a person can
          be a "temporary insider" if he or she enters into
                                 31

               a special confidential relationship in the conduct of the company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and certain of the employees of such organizations.  In addition,
          the Companies may become a temporary insider of a company it advises or for which it performs services.
      2. What is Material Information? Trading on inside information is not a basis for liability unless the information is material.  "Material
          information" includes information that a
          reasonable investor would be likely to consider important in making an investment decision, information that is reasonably certain to have a substantial effect on the price of a company's securities if publicly known, or information which would significantly alter the total mix of information available to shareholders of a
          company.  Information that one may consider
          material includes information regarding dividends, earnings, estimates of earnings, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major
                                 32

               litigation, liquidation problems, new products or discoveries and extraordinary management developments. Material information is not just information that emanates from the issuer of the security, but includes market information such as the intent of someone to commence a tender offer
          for the securities, a favorable or critical
          article in an important financial publication or information relating to a Fund's buying program.
      3. What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the marketplace and is available
          to investors generally.  One must be able to point
          to some fact to show that the information is
          generally public.  For example, information found
          in a report filed with the SEC, or appearing in
          The Wall Street Journal or other publications of
           general circulation would be considered public.
      4.   When is a Person in Possession of Information?
           Once a person has possession of material nonpublic information, he or she may not buy or sell the subject security, even though the person is
          prompted by entirely different reasons to make the transaction, if such person knows or recklessly disregards that such information was wrongfully
                                 33

               obtained or will be wrongfully used. Advisory personnel's normal analytical conclusions, no matter how thorough and convincing, can temporarily be of no use if the analyst has
          material nonpublic information, which he knows or recklessly disregards is information which was wrongfully obtained or would be wrongfully used.
      5. When Is Information Wrongfully Obtained or Wrongfully Used? Wrongfully obtained connotes the idea of gaining the information from some unlawful activity such as theft, bribery or industrial espionage. It is not necessary that the subject person gained the information through his or her own actions. Wrongfully obtained includes information gained from another person with knowledge that the information was so obtained or with reckless disregard that the information was so obtained. Wrongful use of information concerns circumstances where the person gained the information properly, often to be used properly, but instead using it in violation of some express or implied duty of confidentiality. An example would be the personal use of information concerning Funds' trades.  The employee may need
          to know a Fund's pending transaction and may even have directed it, but it would be unlawful to use
                                 34

               this information in his or her own transaction or to reveal it to someone he or she believes may personally use it.
      6.   When Is Communicating Information (Tipping)
          Unlawful?  It is unlawful for a person who,
           although not trading himself or herself,
          communicates material nonpublic information to
          those who make an unlawful transaction if the transaction is reasonably foreseeable. The reason for tipping the information is not relevant. The tipper's motivation is not of concern, but it is relevant whether the tipper knew the information was unlawfully obtained or was being unlawfully
          used.  For example, if an employee tips a friend
          about a large pending trade of a Fund, why he or
          she did so is not relevant, but it is relevant
          that he or she had a duty not to communicate such information. It is unlawful for a tippee to trade while in possession of material nonpublic information if he or she knew or recklessly
          ignored that the information was wrongfully
          obtained or wrongfully communicated to him or her directly or through a chain of communicators.
 II.  Penalties for Insider Trading
                                    35

          Penalties for unlawful trading or communication of material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and fines for the employer or other controlling person. In addition, any violation of this Policy Statement can be expected to result in serious sanctions by any or all of the Companies, including, but not limited to, dismissal of the persons involved.
 III. Monitoring of Insider Trading
        The following are some of the procedures which have been established to aid the officers, directors and employees of the Companies in avoiding insider trading, and to aid the Companies in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Companies must follow these procedures or risk serious sanctions, including dismissal, substantial liability and criminal penalties. If you have any questions about these procedures, you should consult the Legal Department.
                                   36

         A.   Identifying Inside Information
           Before trading for yourself or others in the
          securities of a company about which you may have potential inside information, ask yourself the following questions:
            (1)  Is the information material?  Is this
               information that an investor would consider
               important in making his or her investment
               decisions?  Is this information that would
               substantially affect the market price of
               securities if generally disclosed?
            (2)  Is the information nonpublic?  To whom has
               this information been provided?  Has the
               information been effectively communicated to
               the marketplace by being published in a
               publication of general circulation?
            (3)  Do you know or have any reason to believe the
               information was wrongfully obtained or may be
               wrongfully used?
            If after consideration of the above, you believe that the information is material and nonpublic and may have been wrongfully obtained or may be wrongfully used, or if you have questions as to
                                 37

               whether the information is material or nonpublic or may have been wrongfully obtained or may be wrongfully used, you should take the following steps:
            (1)  Report the matter immediately to the Legal
               Department.
            (2)  Do not purchase or sell the securities on
behalf of yourself or                   others.
                                 As Revised September 1, 1999,
                         and
                                As Revised February 9, 2000
                                                        38